EXHIBIT 99.1

Pain Therapeutics Reports Q2 2014 Financial Results

Conference Call Today at 4:30 p.m. Eastern Time

AUSTIN, Texas, Aug. 5, 2014 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for Q2 2014. Net loss in Q2 2014 was $3.2 million, or $0.07 per share, compared to a net loss in Q2 2013 of $0.3 million, or $0.01 per share. Net cash used in Q2 2014 was $2.3 million. At June 30, 2014, cash and investments were $44.8 million. As previously disclosed, the Company believes net cash usage for 2014 may be approximately $12 million.

"In early 2014, we informed shareholders we would widen our pipeline of drug assets, while maintaining tight fiscal discipline," said Remi Barbier, Chairman, President & CEO. "At this mid-year mark, I'm pleased to report our strategy is moving along very well. We continue to believe Pfizer will file an NDA for REMOXY in 2015, we plan to initiate a clinical trial with a new abuse-resistant pain drug (hydromorphone) in the next quarter and we plan to disclose a novel pain product second half of 2014."

Financial Highlights for Q2 2014

  At June 30, 2014, cash and investments were $44.8 million, compared to $49.8 million at December 31, 2013. We have no debt.
  Net cash used in Q2 2014 was $2.3 million.
  Research and development expenses increased to $1.9 million in Q2 2014 from $1.1 million in Q2 2013, primarily due to increased investment in early stage drug assets. Research and development expenses included non-cash stock-related compensation costs of $0.4 million in Q2 2014 and $0.3 million in Q2 2013.
  General and administrative expenses increased to $1.3 million in Q2 2014 from $1.1 million in Q2 2013. General and administrative expenses included non-cash stock-related compensation costs of $0.5 million in both Q2 2014 and Q2 2013.
  PTIE was added to the Russell 2000 Index and Russell 3000 Index on June 27, 2014.

About REMOXY®

Our lead drug candidate, REMOXY (oxycodone) Extended-Release Capsules CII, is an oral formulation of oxycodone for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. We designed REMOXY to discourage common methods of tampering and misuse. Pfizer, Inc. (NYSE:PFE) is our exclusive, worldwide commercial partner for REMOXY, except as to Australia and New Zealand.

REMOXY Deal Economics

  To date, we have received total cash payments of $185 million in program fees and milestone payments under our strategic alliance with Pfizer.
  We are eligible to receive from Pfizer a $15.0 million payment upon FDA approval of REMOXY.
  After the commercial launch of REMOXY by Pfizer, we will receive a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.
  We will also receive from Pfizer a supplemental payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year, covered by the strategic alliance. This supplemental payment is tied to the full amount of our financial obligations to Durect Corporation, our exclusive supplier of certain excipients in REMOXY.
  All development and commercialization expenses around REMOXY are reimbursed or paid for by Pfizer.
  We retain commercial rights to REMOXY in Australia/New Zealand. We have not yet announced a market entry strategy for these territories.
  As previously announced, in October 2013 Pfizer returned to us all rights with respect to abuse-resistant formulations of three opioid drugs: hydrocodone, hydromorphone and oxymorphone. We are free to develop and commercialize these assets on our own or with a licensee of our choice, and may do so without notice or approval from Pfizer. We have not yet announced a market entry strategy for these drug assets.

Conference Call

Pain Therapeutics will host a conference call today at 4:30 p.m. Eastern time to discuss Q2 2014 financial results and respond to questions from investors.

Participants may access the call by dialing 1-877-407-4018 in the U.S. or 1-201-689-8471 outside the U.S. The call will be webcast live on the Company's website at www.paintrials.com. A replay of the call will be available for approximately 7 days after the live event. To access the replay, please dial 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S.  The replay access code is 13587588.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs.  The FDA has not approved any of our drug candidates for commercial sale.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the company's projected cash use for 2014; potential future milestone payments; reimbursement of development expenses for REMOXY; royalty and supplemental payments based on net sales of REMOXY; and the potential benefits of REMOXY. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining regulatory approval of REMOXY and in development and testing of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; difficulties or delays in commercialization efforts with respect to REMOXY, if approved for marketing, or failure of REMOXY to gain market acceptance; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; the receipt of funds from Pfizer; potential diversion of resources from the pursuit of development and commercialization of REMOXY; and the potential for abuse-resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
Program fee revenue	$ —	$ 1,959	$ —	$ 3,917
Total revenue	—	1,959	—	3,917
Operating expenses
Research and development	1,935	1,139	4,081	2,322
General and administrative	1,322	1,139	2,639	2,357
Total operating expenses	3,257	2,278	6,720	4,679
Operating loss	(3,257)	(319)	(6,720)	(762)
Interest income	11	18	25	53
Net loss	$ (3,246)	$ (301)	$ (6,695)	$ (709)
Net loss per share, basic and diluted	$ (0.07)	$ (0.01)	$ (0.15)	$ (0.02)
Weighted-average shares used in computing net loss per share, basic and diluted	45,247	44,999	45,187	44,966

CONDENSED BALANCE SHEETS
(in thousands)
			June 30, 2014	December 31, 2013(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$ 44,825	$ 49,838
Other current assets			482	265
Total current assets			45,307	50,103
Property and equipment			72	—
Other assets			12	—
Total assets			$ 45,391	$ 50,103
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$ 692	$ 1,086
Other accrued liabilities			1,047	715
Total current liabilities			1,739	1,801
Non-current liabilities			—	—
Total liabilities			1,739	1,801
Stockholders' equity
Common Stock and additional paid-in-capital			154,454	152,408
Accumulated other comprehensive income			—	1
Accumulated deficit			(110,802)	(104,107)
Total stockholders' equity			43,652	48,302
Total liabilities and stockholders' equity			$ 45,391	$ 50,103

(1) Derived from the Company's annual financial statements as of December 31, 2013, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450

         Barbara Ryan
         FTI Consulting
         Barbara.ryan@fticonsulting.com
         (212) 850-5679